                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY REGISTRANT /X/             FILED BY A PARTY OTHER THAN A REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                EKCO GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

                                EKCO GROUP, INC.
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                EKCO Group, Inc.
                98 Spit Brook Road, Suite 102
                Nashua, New Hampshire 03062
                Telephone 603 888-1212
                FAX 603 888-1427

EKCO GROUP, INC.                                                  [LOGO]




                                                                  March 31, 1995

To Our Stockholders:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders which will be held at The Westin Hotel, Copley Place Boston, 10 Huntington Avenue, Boston, Massachusetts, on Thursday, May 25, 1995 at 9:30 a.m., local time. All holders of the Corporation's outstanding stock as of March 27, 1995 are entitled to vote at the Annual Meeting.

     A current report on the business operations of the Corporation will be presented after the Annual Meeting and stockholders will have an opportunity to ask questions. Members of management will be present to answer any additional questions you may have.

     We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the proxy card promptly in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,

                                          /s/ Robert Stein

                                          ROBERT STEIN
                                          President and
                                          Chief Executive Officer

                                EKCO GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1995

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EKCO GROUP, INC. will be held on Thursday, May 25, 1995, at 9:30 a.m., local time, at The Westin Hotel, Copley Place Boston, 10 Huntington Avenue, Boston, Massachusetts, for the following purposes:

     1. To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are chosen and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on March 27, 1995 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The transfer books will not be closed.

     A list of the stockholders entitled to vote at the Annual Meeting will be open to examination by stockholders for any purpose relevant to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the Annual Meeting at the Company's Corporate Headquarters in Nashua, New Hampshire and at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts. The list will likewise be available at the Annual Meeting.

     It will assist us in keeping down the expenses of the Annual Meeting if stockholders fill out, sign, date and return their proxies promptly in the enclosed postage-paid return envelopes. The proxy is revocable by the person giving it at any time prior to exercise by written notice received by the Company, by delivery of a duly executed later dated proxy, or by voting the shares in person at the Annual Meeting.

                                          By order of the Board of Directors,

                                          JEFFREY A. WEINSTEIN
                                          Secretary

March 31, 1995

                                EKCO GROUP, INC.
                               98 SPIT BROOK ROAD
                          NASHUA, NEW HAMPSHIRE 03062

                                PROXY STATEMENT

     This Proxy Statement is being sent beginning on or about March 31, 1995 to all holders of the common stock, $.01 par value per share ("Common Stock"), and Series B ESOP Convertible Preferred Stock, par value $.01 per share ("ESOP Preferred Stock"), of Ekco Group, Inc. (the "Company") entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 1995 (the "Annual Meeting") in order to provide information on the business to be transacted. Stockholders of record at the close of business on March 27, 1995 are entitled to vote at the meeting. As of that date, the outstanding voting stock of the Company consisted of 18,281,854 shares of Common Stock and 1,570,799 shares of ESOP Preferred Stock, with each share being entitled to one vote.

     A proxy card is enclosed for your use. YOU ARE SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY TO VOTE YOUR SHARES AND TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PAID ENVELOPE.

     The shares represented by the proxies received will be voted as you specify, or, if no specification is made, will be voted for the election of each of management's seven nominees for election as director. Shares of ESOP Preferred Stock and Common Stock held by the trustee of the Company's Employees' Stock Ownership Plan Trust and not allocated to the accounts of plan participants will be voted in proportion to the votes of the shares of ESOP Preferred Stock which have been allocated to the accounts of participants.

     You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company before the meeting, by submitting a later dated proxy, or by voting the shares in person at the Annual Meeting. The solicitation will be primarily by mail, but may also include telephone, facsimile or oral communication by directors, officers and employees of the Company who will receive no additional compensation for any such solicitation. All costs of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage companies and others for their costs in forwarding proxy materials to the beneficial owners of stock.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Under Delaware law, with respect to the tabulation of votes, abstentions are treated as present or represented and entitled to vote at the Annual Meeting, while non-votes are treated as not being present or represented and entitled to vote at the Annual Meeting.

     KPMG Peat Marwick LLP, who was the Company's independent auditor for the fiscal year ended January 1, 1995 ("Fiscal 1994") and who has been reappointed for the current fiscal year, is expected to have a representative present at the Annual Meeting who will have an opportunity to make a statement if he or she so desires and who will be available to respond to appropriate questions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 27, 1995, the number of shares of Common Stock and ESOP Preferred Stock beneficially owned by each person known by the Company to own more than 5% of either the outstanding Common Stock or ESOP Preferred Stock, by each nominee for election as director, by each executive officer named in the Summary Compensation Table on page 12 hereof, and by all current executive officers and directors as a group, and the percentage of the outstanding Common Stock and ESOP Preferred Stock which such shares represent. Except as indicated in the accompanying notes and except in the case of the Trust of the Ekco Group, Inc. Employees' Stock Ownership Plan (the "ESOP") which holds shares of ESOP Preferred Stock and Common Stock on behalf of participants in the ESOP and the participants in the ESOP who have voting power and investment power as set forth in the ESOP, the owners have sole voting and investment power with respect to the shares. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $.01 per share, which rights are not presently exercisable.

                                                                      AMOUNT AND NATURE
                             AMOUNT AND NATURE OF        PERCENT OF     OF BENEFICIAL
                             BENEFICIAL OWNERSHIP          COMMON     OWNERSHIP OF ESOP   PERCENT OF ESOP
     BENEFICIAL OWNERS         OF COMMON STOCK            STOCK(1)     PREFERRED STOCK    PREFERRED STOCK
---------------------------  --------------------        ----------   -----------------   ---------------
The 1818 Fund, L. P. ......          2,985,820(2)(3)          14.7%             -0-               --
Brown Brothers Harriman &
Co.
T. Michael Long
Lawrence C. Tucker
59 Wall Street
New York, NY 10005

Trust of the Ekco                    2,541,757(4)             13.9%       1,570,799(4)          100%
  Group Inc................
Employees' Stock
Ownership Plan
c/o Ekco Group, Inc.
98 Spit Brook Road
Nashua, NH 03062

Heine Securities Corp. ....          1,429,900(5)              7.8%             -0-               --
Michael F. Price
51 J.F.K. Parkway
Short Hills, NJ 07078

Robert Stein...............          1,015,306(6)(7)           5.3%          12,291                *
                                              (8)(9)
Jeffrey A. Weinstein.......            690,824(6)(7)(8)        3.7%          11,565                *
                                              (9)(10)
Ronald N. Fox..............            198,115(7)(8)(9)        1.1%          10,564                *
Donato A. DeNovellis.......            142,118(6)(7)(8)           *             -0-               --
Richard J. Corbin..........             77,053(7)(8)              *             -0-               --
Herbert M. Stein...........            138,915(11)                *             -0-               --
Andrew D. Dunn.............             90,714(11)                *             -0-               --
Bill W. Sorenson...........             45,714(11)                *             -0-               --
Stuart B. Ross.............             34,373(11)                *             -0-               --
Malcolm L. Sherman.........              5,000                    *             -0-               --
All Current Directors......          5,575,274(2)(3)(6)       25.4%          39,803             2.5%
and Executive Officers                        (7)(8)(9)
as a Group (11 persons)                       (10)(11)(12)

---------------

*    Represents holdings of less than one percent.

(1) Computed on the basis of 18,281,854 shares of Common Stock outstanding, plus, in the case of any person deemed to own shares of Common Stock as a result of owning options or rights to purchase Common Stock exercisable within 60 days or ESOP Preferred Stock which is presently convertible into an equal number of shares of Common Stock by the record owner, the additional shares of Common Stock which would be outstanding upon such exercise, purchase or conversion by such person or group.

(2) The 1818 Fund, L. P. (the "Fund") acquired the securities pursuant to the terms of a Securities Purchase Agreement dated as of December 22, 1992 between the Fund and the Company pursuant to which the Fund acquired from the Company 881,542 shares of Common Stock and a Note which may be converted into an aggregate of 2,095,238 shares of Common Stock, subject to adjustment. The Company may, at its election, at any time and from time to time during the period which began on November 30, 1994 and ends on November 29, 1996, provided certain conditions described in the Note are satisfied, redeem all or a portion of the Note. At any time on and after November 30, 1996, the Company shall have the right, at its election, to redeem the Note in whole, but not in part, for the redemption price as provided in the Note. The Note may be converted, at any time and from time to time, subject to compliance with any applicable government filings requirements, in whole or in part, at the holder's option into a number of shares of Common Stock equal to the principal amount of the Note being converted divided by the Conversion Price, initially set at $10.50, subject to anti-dilution adjustments described in the Note.

     Brown Brothers Harriman & Co. is the general partner of the Fund, and Mr. Long, a director of the Company, and Mr. Tucker, who are general partners of Brown Brothers Harriman & Co., or either of them, have voting and investment power, through the general partner, with respect to the shares of Common Stock and the Note purchased by the Fund and the shares of Common Stock into which the Note is convertible.

(3) Includes 9,040 shares of Common Stock currently issuable upon the exercise of a stock option held by Mr. Long. Of such shares 6,036 are subject to repurchase by the Company.

(4) The Trust of the ESOP disclaims beneficial ownership of the shares held by it for the participants in the ESOP.

(5) Heine Securities Corporation ("HSC") is an investment adviser registered under the Investment Advisers Act of 1940, one or more of whose advisory clients is the legal owner of the shares. Pursuant to investment advisory agreements with such clients, HSC has sole voting authority and investment discretion with respect to all such shares. Mr. Michael F. Price is President of HSC, in which capacity he exercises voting control and dispositive power over the shares reported by HSC. Mr. Price, therefore, may be deemed to have indirect beneficial ownership over the shares. Neither Mr. Price nor HSC has any interest in dividends or proceeds from the sale of such securities nor owns any such securities for his or its own account. Mr. Price and HSC disclaim beneficial ownership of all such shares.

(6) Includes 167,088 shares owned jointly by Mr. Robert Stein with his wife, Elaine R. Stein, 7,500 shares owned jointly by Mr. DeNovellis with his wife, and 19,040 shares owned jointly by another executive officer with his wife as to which such persons may be deemed to share voting and investment power, but excludes 200 shares owned by Mr. and Mrs. Stein's children, 6,000 shares owned by Mr. Weinstein's children and 1,500 shares owned by another executive officer's children as to which Mr. Weinstein and such other executive officer disclaim beneficial ownership. In addition, Mrs. Elaine R. Stein will be deemed to beneficially own the remainder of Mr. Robert Stein's shares.

(7) Includes the following number of shares purchased pursuant to the Company's 1984 and 1985 Restricted Stock Purchase Plans which are held in escrow, are presently subject to repurchase by the Company and as to which certain transfer restrictions apply: Mr. Robert Stein, 102,182 shares; Mr. Weinstein, 30,444 shares; Mr. DeNovellis, 40,080 shares; Mr. Corbin, 47,765 shares; Mr. Fox, 2,540 shares; and all current executive officers and directors as a group, 244,923 shares.

(8)  Includes 731,359, 317,991, 74,538, 29,288, 148,500, and 1,536,605 shares of
     Common Stock currently issuable upon the exercise of stock options held by Mr. Robert Stein, Mr. Weinstein, Mr. DeNovellis,

     Mr. Corbin, Mr. Fox, and all current executive officers and directors as a group, respectively. Of the foregoing shares, the following number are presently subject to repurchase by the Company: Mr. Robert Stein, 156,359 shares; Mr. Weinstein, 51,157 shares; Mr. DeNovellis, 57,871 shares; Mr. Corbin, 29,288 shares; Mr. Fox, 30,666 shares; and all current executive officers and directors as a group, 325,269 shares.

(9) Includes the number of shares of ESOP Preferred Stock listed in the table, if any, and 2,386, 2,287, 2,102 and 8,004 shares of Common Stock allocated to the ESOP accounts of Mr. Robert Stein, Mr. Weinstein, Mr. Fox and all current executive officers and directors as a group, respectively. Mr. Neil
     R. Gordon, an executive officer, is also the trustee of the ESOP, but the 1,570,799 shares of ESOP Preferred Stock and the 970,958 shares of Common Stock held by the ESOP and not allocated to the accounts of executive officers are not included in calculating the number of shares held by "All Current Directors and Executive Officers as a Group," and Mr. Gordon disclaims beneficial ownership of shares of ESOP Preferred Stock and Common Stock held by the ESOP (other than shares specifically allocated to his account under the ESOP).

(10) Includes 187,626 shares registered in the name of Mr. Robert S. Frem acquired by Mr. Frem pursuant to the terms of a Stock Purchase and Sale Agreement dated January 8, 1992 (the "Stock Purchase Agreement") among Mr. Frem, Mr. Bruce Phillips, Frem Corporation, the Company and Ekco Housewares, Inc., pursuant to which Mr. Frem and Mr. Phillips sold all of the issued and outstanding capital stock of Frem Corporation to the Company and Ekco Housewares, Inc. The foregoing shares were transferred by the Company to Mr. Frem in accordance with the terms of the Stock Purchase Agreement, an Escrow Agreement dated January 8, 1992 (the "Escrow Agreement") and a related irrevocable proxy given to Mr. Weinstein. All such shares are subject to the Escrow Agreement and a severance arrangement between Mr. Frem and Frem Corporation, pursuant to which shares are released from escrow to Mr. Frem at the accelerated rate of 16,000 shares a month for thirteen months beginning in February 1995 and 11,626 shares in March 1996. Mr. Frem's employment with Frem Corporation terminated in January 1995. During the period in which such shares are subject to the terms of the Escrow Agreement, Mr. Frem agreed to vote all such shares in accordance with the recommendation of the Company's Board of Directors, or in the absence of a recommendation, in the same proportion as the votes cast by all other holders of the Company's securities with respect to the matter. In order to effectuate this agreement with respect to the voting of such shares, Mr. Frem granted an irrevocable proxy to Mr. Weinstein. Mr. Weinstein has no economic interest in the foregoing shares and paid no consideration for them. Mr. Weinstein disclaims beneficial ownership of all such shares.

(11) Includes 45,714 shares of Common Stock currently issuable upon the exercise of stock options held by each of Mr. Herbert Stein and Mr. Dunn, 35,714 shares currently issuable upon the exercise of a stock option held by Mr. Sorenson, 31,373 shares currently issuable upon the exercise of a stock option held by Mr. Ross, and Mr. Long's 6,036 shares referenced in Footnote 3 above.

(12) Includes 11,410 shares of Common Stock held by retirement plans of subsidiary corporations of which Mr. Neil R. Gordon is trustee and as to which Mr. Gordon disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

     Directors will hold office until the next annual meeting of stockholders and until their successors are duly chosen and qualified or until their earlier resignation or removal. The Board of Directors has inquired of each nominee and determined that each will serve if elected. If any of the nominees becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event shares of Common Stock and ESOP Preferred Stock, pursuant to directions received from the ESOP participants, represented by proxies will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy.

     Biographical summaries and ages as of March 27, 1995 of those persons nominated by the Board of Directors for election as directors are listed below. No nominee for director or executive officer has any family relationship with any other nominee or with any other executive officer of the Company.

ROBERT STEIN; AGE 55; PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.

     Mr. Robert Stein has served as a director of the Company since 1982. He has been President and Chief Executive Officer since 1986. Mr. Stein served as Chief Financial Officer of the Company from July 1980 until July 1993.

JEFFREY A. WEINSTEIN; AGE 44; EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL OF THE COMPANY.

     Mr. Weinstein became a director of the Company in 1986. He has served as Executive Vice President since 1985, as Secretary since 1988 and as General Counsel since 1978.

T. MICHAEL LONG; AGE 51; GENERAL PARTNER, BROWN BROTHERS HARRIMAN & CO. (PRIVATE BANK AND A MEMBER OF THE NEW YORK STOCK EXCHANGE AND OTHER STOCK EXCHANGES); CO-MANAGER, THE 1818 FUND, L.P. (LIMITED PARTNERSHIP).

     Mr. Long has served as a director of the Company since May 1993 pursuant to the terms of the Securities Purchase Agreement described above in Footnote 2 to the table in the section entitled "Security Ownership of Certain Beneficial Owners and Management" above which provides that commencing with the annual meeting held in 1993 (or upon the occurrence of certain specified events) and at each annual meeting of stockholders of the Company thereafter, so long as The 1818 Fund L.P. (the "Fund") holds either (i) shares of voting stock acquired upon the conversion or exchange of the Note or purchased under the Securities Purchase Agreement, or (ii) the Note convertible or exchangeable (after giving effect to any adjustments) into shares of voting stock that in either case in the aggregate represent five percent or more of the total number of shares of voting stock outstanding (assuming full conversion of the Note into Common Stock), the Fund shall be entitled to designate one director to be nominated to the Company's Board of Directors. The number of director nominees that may be designated is subject to increase upon a change of control (as defined in the Securities Purchase Agreement), certain events of default under the Note or a recapitalization of the Company.

     Mr. Long has served as a general partner of Brown Brothers Harriman & Co. since 1984 and as co-manager of the Fund since 1989. He is a director of Columbia Healthcare Corp. (acute care hospitals), Nuevo Energy Company (oil and gas exploration and production company) and Gulf Canada Resources, Limited (Canadian oil and gas exploration and production company).

STUART B. ROSS; AGE 57; EXECUTIVE VICE PRESIDENT, XEROX CORPORATION (WORLD-WIDE DOCUMENT PROCESSING SERVICING COMPANY); CHAIRMAN AND CHIEF EXECUTIVE OFFICER, XEROX FINANCIAL SERVICES, INC. (FINANCIAL SERVICES COMPANY).

     Mr. Ross has been a director of the Company since 1989. He has served in his present positions with Xerox Corporation and Xerox Financial Services, Inc. since May 1990. He was Senior Vice President of Xerox Corporation from June 1989 to May 1990, Chief Financial Officer from October 1985 to May 1990 and Vice President, Finance from October 1985 to June 1989.

MALCOLM L. SHERMAN; AGE 63; CHAIRMAN AND DIRECTOR, K. T. SCOTT, LTD. (CHAIN OF WALLPAPER AND WINDOW STORES); CHAIRMAN AND DIRECTOR OF GORDON BROTHERS, INC. (JEWELRY DISTRIBUTOR AND FINANCIAL SERVICES COMPANY).

     Mr. Sherman is a nominee for election as a director of the Company. He has served in his present position with K. T. Scott, Ltd. since January 1991 and with Gordon Brothers, Inc. since February 1993. Mr. Sherman has served as a consultant to the Company from February 1993 to the present and receives a current annual retainer of $50,000 for such services. He served as President and Chief Executive Officer of Morse Shoe, Inc. (shoe manufacturer, importer and retailer) from January 1992 until December 1993, and as Chairman and Chief Executive Officer of Channel Home Centers, Inc. (do-it-yourself super stores) from March 1989 until December 1991. Prior to 1988, Mr. Sherman served Zayre Stores (chain of general merchandise discount stores) in a number of capacities, including Chairman from 1982 to 1987, President from 1979 to 1982 and General Manager from 1977 to 1979, and served as Executive Vice President of Zayre Corporation (group of companies engaged in retail businesses) from 1973 to 1987. Mr. Sherman is a director of Maxwell Shoe Co. (shoe importer) and One Price Clothing, Inc. (chain of sportswear stores).

BILL W. SORENSON; AGE 63; CHAIRMAN AND DIRECTOR, MANAGEMENT RESOURCES OF AMERICA, INC. (MANAGEMENT CONSULTING FIRM); CHAIRMAN AND DIRECTOR, AMERICAN SPORTS PRODUCTS GROUP INC. (HOLDING COMPANY WHICH OWNS SPORTS EQUIPMENT MANUFACTURING BUSINESSES).

     Mr. Sorenson has served as a director of the Company since 1986. He has held his present positions with Management Resources of America, Inc. since 1986 and with American Sports Products Group Inc. since May 1994. He served as Chief Executive Officer of Management Resources of America, Inc. from 1987 to May 1994. Mr. Sorenson serves as a director of PDG Environmental, Inc. (environmental services company).

HERBERT M. STEIN; AGE 66; CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR, ORGANOGENESIS, INC. (BIOTECHNOLOGY DEVELOPMENT COMPANY); PRESIDENT, H. M. STEIN & CO., INC. (FINANCIAL MANAGEMENT FIRM).

     Mr. Stein has served as a director of the Company since 1981. He has been Chairman of Organogenesis, Inc. since February 1991, its Chief Executive Officer and a director since 1987 and President of H. M. Stein & Co., Inc. since 1970. Mr. Stein is a director of Biomedical Waste Systems, Inc. (biomedical waste collection, processing and disposal company).

COMMITTEES OF BOARD OF DIRECTORS AND MEETING ATTENDANCE

     Audit Committee. The Audit Committee consists of three non-employee directors: Andrew D. Dunn, T. Michael Long and Herbert M. Stein. The Audit Committee met once during Fiscal 1994. The Audit Committee reviews the engagement of the Company's independent accountants and their independence. The Audit Committee also reviews the audit fees of the independent accountants and the adequacy of the Company's internal accounting procedures.

     Compensation Committee. The Compensation Committee consists of three non-employee directors: T. Michael Long, Stuart B. Ross and Bill W. Sorenson. The Compensation Committee met eight times during Fiscal 1994. The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee administers the Company's 1984 Restricted Stock Purchase Plan, 1985 Restricted Stock Purchase Plan and 1987 Stock Option Plan and it has made or recommended all grants or awards under these plans, as well as administers the Company's 1984 Employee Stock Purchase Plan.

     Executive Committee. The Executive Committee consists of two employee directors, Robert Stein and Jeffrey A. Weinstein. The Executive Committee met three times during Fiscal 1994. The Executive Committee has the authority to take all actions that could be taken by the full Board of Directors with certain exceptions. The Executive Committee meets as necessary between regularly scheduled meetings to take such action as is advisable for the efficient operation of the Company.

     No Other Committees. The Company does not have a standing Nominating Committee or any other committee.

     Meeting Attendance. During Fiscal 1994, there were five meetings of the Board of Directors, and the various committees of the Board of Directors met a total of twelve times. All the incumbent members of the Board of Directors attended at least 83% of the aggregate of all meetings held by the Board of Directors and the Committees of the Board upon which they served. In addition, from time to time, the members of the Board of Directors and its committees act by unanimous written consent pursuant to Delaware law.

     REQUIRED VOTE FOR APPROVAL -- The affirmative vote of holders of a majority of the issued and outstanding shares of the capital stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH PERSON NOMINATED AS A DIRECTOR.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

     Directors of the Company who are not employees receive an annual fee of $10,000, a fee of $1,000 for each Board of Directors' meeting attended and reimbursement of meeting travel expenses. Such directors also receive a fee of $1,000 for attendance at each Committee meeting that is not held on the same day as a Board of Directors' meeting. Employee directors do not receive additional compensation for serving on the Board of Directors.

DIRECTORS' STOCK OPTIONS

     As of March 27, 1995, the Company had 361,493 shares available for future grants under its 1988 Directors' Stock Option Plan, which, as amended, is hereinafter referred to as the "Directors' Plan." The Directors' Plan provides for the granting of non-qualified stock options to purchase the Company's Common Stock to non-employee directors of the Company. Under the terms of the Directors' Plan, options are automatically granted to Outside Directors at the time they so qualify. An "Outside Director" is a director who is not an employee of the Company or an affiliate (as defined) of the Company, who has not been so employed within one year before the time of grant, and has been elected as a director by the stockholders of the Company. No Outside Director may be granted more than one option pursuant to the Directors' Plan. The option exercise price for each share of Common Stock covered by an option granted under the Directors' Plan is the fair market value (as defined) of such share on the date the option is granted. Each option granted under the Directors' Plan is for that number of shares determined by dividing $100,000 by the fair market value (as defined) of a share of Common Stock, but in no event may the number of shares be greater than 50,000 shares. Each option is for a term of 10 years from the date of grant, subject to earlier termination as provided in the Directors' Plan.

     All outstanding options are exercisable at any time and from time to time in accordance with the terms of the Directors' Plan. Shares purchased pursuant to the exercise of any such option are subject to repurchase by the Company within three years of the date of grant of the option at the option exercise price upon termination of the Outside Director's directorship with the Company as follows: as to all shares so purchased if termination occurs prior to the first anniversary of the date of grant of the option; as to up to two-thirds of the shares purchased pursuant to the option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares purchased pursuant to the option if termination occurs prior to the third such anniversary. The shares cease to be subject to the right of the Company to repurchase them if termination of the directorship is due to the death of the Outside Director or if a change of control (as defined) of the Company occurs at any time before the Outside Director's directorship is terminated.

     During Fiscal 1994, no options were granted and no options were exercised pursuant to the Directors' Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors, which has sole responsibility for the executive compensation program. Membership in the Compensation Committee has been limited to non-employee directors who qualify as disinterested persons for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The decisions of the Compensation Committee relating to salary and bonus compensation of the Company's executive officers are reviewed and approved by all outside directors of the Board. Decisions regarding awards under the Company's stock-based compensation plans are made by the Compensation Committee.

     The following is a report covering compensation paid or accrued in Fiscal 1994, which is submitted by the Board's Compensation Committee during Fiscal 1994, whose members were Stuart B. Ross, Bill W. Sorenson, Andrew D. Dunn (from January 1, 1994 through May 17, 1994) and T. Michael Long (from and after May 17, 1994). This report addresses the elements of the executive compensation program for Fiscal 1994, including a description of the decisions and actions taken by the Compensation Committee with regard to Fiscal 1994 compensation and a discussion of the decisions regarding the Fiscal 1994 compensation of the Company's Chief Executive Officer (the "CEO") and the Company's other executive officers (collectively, "Senior Management"). The report also includes a summary of the changes made in fiscal 1995 which became effective in the current year.

     The Compensation Committee is continuing its review of the implications of proposed tax regulations which would impose a $1 million limit on deductions of compensation.

     GENERAL -- The executive compensation program was amended and fully restated in fiscal 1995 to cover compensation beginning in the current year. The intention of both the program in effect for Fiscal 1994 and the program as amended and restated in fiscal 1995 is to enable the Company to attract and retain highly qualified executive management for the Company and its subsidiaries and to motivate such individuals by providing competitive total compensation based in part on their performance and in part on the performance of the Company. Both programs provide variable performance incentives based upon the profitability and growth in earnings of the Company and the employee's individual performance and contribution to the achievement of objectives established by the Company.

     The following is a brief summary of certain features of the 1995 Restatement of the Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and its Subsidiaries (the "1995 Incentive Plan"): The 1995 Incentive Plan consists of three components: Base compensation, annual incentive compensation awards (bonuses), and long-term incentive awards (restricted stock and stock options). With respect to annual incentive compensation awards, as of the last day of each calendar year participants will be allocated awards from a profit sharing pool to be determined by the Compensation Committee as follows:
At the beginning of each year, a target bonus amount will be specified for each participant and the profit sharing pool will be comprised of the sum of all such target bonus amounts increased (or reduced) by 10% of the positive (or negative) variance between actual Operating Profit (as defined) for the fiscal year and the Operating Profit which would have been earned if the Target Return on Capital (as defined and determined by the Compensation Committee for the fiscal year) had been earned for such fiscal year. One-half of the amount of the profit sharing pool will then be allocated among eligible participants according to the ratios of the target bonus amounts determined for them at the start of the year compared to the total of target bonus amounts for all participants in the profit sharing pool. The balance of the amounts in such profit sharing pool will be allocated to eligible participants by the Compensation Committee in its discretion. The 1995 Incentive Plan provides the participants with the option to have all or a portion of any bonus and any increase in base compensation paid either (i) in cash, (ii) deferred until a specified date or time with interest to be paid by the Company at a rate agreed to by the Committee, (iii) in shares of restricted stock valued at 130% of the foregone cash payment based upon the market price of such Common Stock on the last trading day of the year preceding the year to which the payment relates, or (iv) stock options valued at 250% of the foregone cash payment according to the Black-Scholes method of valuation and calculated as of the last trading day of the year preceding the year to which the payment relates, with restricted stock and stock options subject to the terms of the respective Company's shareholder-approved stock plans and such additional restrictions as may be specified in the 1995 Incentive Plan. Long term incentive awards of restricted stock will be subject to further restrictions which relate to Target Return on Capital. In the event of a Change of Control (as defined), the 1995 Incentive Plan provides for accelerated payment of unpaid annual incentive compensation amounts, the lapsing of all restrictions on restricted stock and of the Company's repurchase right on stock options.

     The executive compensation program put in place in a prior year and effective in Fiscal 1994 consisted of (i) base salaries which were structured in a prior year to be set at levels consistent with median rates paid by other companies for positions similar in importance and responsibility to those at the Company, as reported by surveys compiled by Towers Perrin, an independent consulting firm retained by the Compensation Committee (the "Independent Consultant") as well as to reflect individual performance, and (ii) the Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and its Subsidiaries, as amended in October 1994 (the "1994 Incentive Plan"), which was comprised of the following: (a) an annual incentive component based upon measurement of the Company's performance over a one-year period and the participant's individual performance as determined and recommended by the CEO for approval by the Compensation Committee; (b) an incentive component based upon the Company's attainment of intermediate term performance goals over three three-year periods beginning in fiscal 1992, and (c) a long-term component of awards of stock options and restricted stock grants pursuant to the Company's shareholder-approved stock plans. The annual, intermediate and long-term performance incentive opportunities were intended to be competitive with incentive compensation opportunities of companies with revenues and operational characteristics comparable to the Company as evaluated and recommended by the Independent Consultant.

     The annual incentive component of the 1994 Incentive Plan was amended in Fiscal 1994 to better account for special individual and group contributions by basing part of the award for Fiscal 1994 on such individual efforts, whether made singularly or as part of a group. The total amount available for bonuses to all participants in the 1994 Incentive Plan was not increased in the aggregate. The 1994 Incentive Plan provided that the gross amount available for distribution to all participants would be determined under the terms of the existing plan, with the requirement that the predetermined earnings per share ("EPS") target be attained for full awards, and that 50% of such achieved total pool amount would be allocated pursuant to the formula provided for in the 1994 Incentive Plan, with remaining amounts to be allocated among participants by the Compensation Committee, taking into account the recommendations of the CEO for participants other than himself.

     FISCAL 1994 ANNUAL COMPENSATION -- Annual cash compensation for the CEO and Senior Management (except for that of Richard J. Corbin as discussed below) consisted of base salary and the annual variable performance compensation earned under the 1994 Incentive Plan. Total annual cash compensation has varied from year to year based upon achievement of financial performance goals established by the Compensation Committee under the annual incentive component of such plan and changes in base salary. In January 1994, the Compensation Committee reviewed the performance of the Company for fiscal 1993 against the target EPS established in the Company's budget. The target was not achieved for that year. As a result, no increases in salary were made in the salaries of the CEO or the three members of Senior Management who were employed by the Company at that time. Richard J. Corbin, who was hired in May 1994 as President of Ekco Housewares, Inc., a wholly-owned subsidiary of the Company, and became Executive Vice President, Marketing and Sales, of the Company in October 1994, did not participate in the 1994 Incentive Plan. Mr. Corbin's initial base salary was negotiated by the CEO and approved by the Compensation Committee based upon the evaluation of the position which he was filling and his experience and qualifications. In October 1994 when Richard J. Corbin became an executive officer of the Company and when Donato A. DeNovellis was promoted to Executive Vice President, Finance and Administration, Mr. Corbin and Mr. DeNovellis each received an increase in their salary commensurate with their expanded responsibilities as determined by the Compensation Committee upon the recommendation of the CEO.

     In January 1994, the Compensation Committee reviewed and approved the 1994 annual variable incentive award formula for payment to the CEO and Senior Management (except for Richard J. Corbin as discussed below). For Fiscal 1994, the CEO based his recommendations upon the achievement of specific corporate goals, including the corporate restructuring announced in the fourth quarter of fiscal 1993. In Fiscal 1994, 93% of the target EPS goal was achieved, which result entitled participants to 50% of their respective formula awards, i.e., 25% of the potential full award, and the remaining 50% of the award, i.e., 25% of the potential full award, was pooled and allocated based upon the participants' individual contribution. The following awards were made under this portion of the 1994 Incentive Plan as a percentage of the participant's 1993 base salary: The CEO, 25%; Jeffrey A. Weinstein, 15%; Donato A. DeNovellis, 21%; and Ronald N. Fox, 8%. For Fiscal 1994, Mr. Corbin received a bonus negotiated in the same manner as his base salary.

     FISCAL 1994 INCENTIVE COMPONENT BASED ON INTERMEDIATE GOALS -- The portion of the 1994 Incentive Plan involving the Company's attainment of intermediate goals was based upon the growth in EPS over a rolling three-year period. As amended, the 1994 Incentive Plan provided that accruals under this portion of the plan were "frozen" as of December 31, 1994 and payment of awards, if any, which were to be made in future years pursuant to the terms of the 1994 Incentive Plan were not accelerated. This portion of the 1994 Incentive Plan was based on an approximate 25% compounded growth in EPS per year for fiscal years 1992 and 1993 and 15% for Fiscal Year 1994 in order for plan participants to receive 100% of the award and a minimum 10% compounded growth in EPS per year below which no award could be earned. The maximum award (100%) was determined on the basis of a percentage of the executive officer's salary for each year in the measuring period (for the CEO, the maximum award was 30%, and for Jeffrey A. Weinstein, Ronald N. Fox and Donato A. DeNovellis, 20%.) In Fiscal 1994, 93% of the target EPS growth rate was achieved and participants received payment for the first three-year performance cycle (fiscal 1992 through Fiscal 1994) as a percentage of the participant's Fiscal 1994 base salary as follows: The CEO, 15%, and Jeffrey A. Weinstein, Donato A. DeNovellis, and Ronald N. Fox, 10%. Appropriate amounts were calculated for the second three-year performance cycles (fiscal 1993 through fiscal 1995, of which only Fiscal 1994 was relevant because the minimum level for fiscal 1993 was not met) and the third such performance cycle (Fiscal 1994 through fiscal 1996, of which only Fiscal 1994 was relevant), which awards will be paid in early fiscal 1996 and fiscal 1997, respectively, when such awards would have been paid under this portion of the 1994 Incentive Plan.

     FISCAL 1994 INCENTIVE COMPONENT BASED ON LONG-TERM GOALS -- The incentive component of the 1994 Incentive Plan based on long-term goals consisted of awards of restricted shares of Common Stock pursuant to the Company's 1984 and 1985 Restricted Stock Purchase Plans (the "Restricted Stock Plans") and of stock options pursuant to the 1987 Stock Option Plan (the "Stock Option Plan"). In January 1994, stock options were awarded to the CEO and three members of Senior Management pursuant to the Stock Option Plan, and in May 1994, Richard J. Corbin was awarded a stock option, all of which are more fully described below. No awards of restricted stock were made to the CEO or Senior Management in Fiscal 1994.

     Stock option grants provide the right to purchase shares of Common Stock at the fair market value (the average of the high and low trading prices) on the date of grant. Each stock option for the CEO and three members of Senior Management becomes exercisable immediately but is subject to repurchase by the Company within three years of the date of grant of the option.

     The Committee has typically granted stock options to the CEO, Senior Management and other employees at its January meeting each year. In January 1994, the Stock Plan Committee granted the stock options, reflected in the tables that follow, to the CEO and three members of Senior Management. In May 1994, the Compensation Committee granted a stock option to Richard J. Corbin when he became employed by Ekco Housewares, Inc. Mr. Corbin's stock option is exercisable in equal installments over a five-year period beginning on the first anniversary of the date of grant of the option. The number of shares covered by each such grant reflect median competitive industry practice as analyzed and reported in a prior year by the Independent Consultant in its Long-Term Incentive Compensation Survey. Approximately 160 general industrial companies were surveyed at that time and were representative of those included in both peer groups used for the performance graph below. The Independent Consultant recommended that grants be made consistent with median grants made by other companies for positions similar in importance and responsibility to those at the Company. Actual grants were determined with additional consideration given to individual performance contributions after review of grants made in prior years. In the case of the CEO and three members of Senior Management, the stock options were determined by formula (1993 base compensation multiplied by a percentage, which for the CEO was 85% and for Senior Management was a weighted average of 35%, divided by future option value determined by multiplying the fair market value on the grant date by a 5-year growth rate, less a present value discount rate) plus a discretionary award of additional shares based upon fiscal 1993 performance, including improved financial performance over fiscal 1992, the acquisition of Kellogg Brush Manufacturing Co. during fiscal 1993 and the Company's restructuring/reorganization plan announced in fiscal 1993. With respect to Richard J. Corbin, the stock option award was determined in connection with his being employed as President of Ekco Housewares, Inc. after a review of options held by other members of management and competitive industry practice.

     The tables below and the accompanying footnotes reflect the decisions covered by the above discussion.

Stuart B. Ross       Bill W. Sorenson       Andrew D. Dunn       T. Michael Long

     Compensation Committee Interlocks and Insider Participation in Compensation Decisions. Mr. Dunn, who served on the Compensation Committee from the beginning of Fiscal 1994 until May 17, 1994, is a member of a law firm which has served as New Hampshire counsel to the Company during Fiscal 1994 and during the current fiscal year.

PERFORMANCE GRAPH

     The following table compares the total shareholder return on the Company's Common Stock with the Standard & Poors 500 Index and the Standard & Poors Consumer Goods Index for a period of five years and assumes $1.00 was invested on December 31, 1989. Total return assumes that dividends, if any, were reinvested. The stock price performance in the table below is not necessarily indicative of future price performance.

      Measurement Period          Ekco Group      S&P 500 In-    S&P Consumer
    (Fiscal Year Covered)            Inc.             dex         Goods Index
12/89                                     1.00            1.00            1.00
12/90                                     1.05            0.98            1.04
12/91                                     3.67            1.27            1.42
12/92                                     3.76            1.37            1.52
12/93                                     2.62            1.51            1.51
12/94                                     2.43            1.53            1.50

SUMMARY COMPENSATION TABLE

     The table below sets forth summary information as to compensation received by the Company's CEO and each of the four other most highly compensated persons who were serving as executive officers of the Company at the end of Fiscal 1994 for services rendered in all capacities to the Company during the last three fiscal years.

                                                                                 LONG TERM
                                               ANNUAL COMPENSATION          COMPENSATION AWARDS
                                        ---------------------------------  ---------------------    PAYOUTS
                                                                OTHER      RESTRICTED SECURITIES  ------------
            NAME AND                                            ANNUAL       STOCK    UNDERLYING   ALL OTHER
           PRINCIPAL                     SALARY     BONUS    COMPENSATION  AWARD(S)    OPTIONS    COMPENSATION
          POSITION(S)            YEAR    ($)(1)     ($)(2)      ($)(3)     ($)(4)(5)  (#)(4)(6)      ($)(7)
-------------------------------- ----   --------   --------  ------------  ---------  ----------  ------------
Robert Stein.................... 1994   $370,000   $148,000         n/a          --       75,000    $ 78,486
  President and                  1993   $370,000        -0-         n/a          --      120,000     $71,488
  Chief Executive Officer        1992   $330,000   $288,750         n/a          --       77,000     $90,271

Jeffrey A. Weinstein............ 1994   $219,600   $ 53,910         n/a          --       22,000    $ 30,245
  Executive Vice President,      1993   $219,600        -0-         n/a          --       60,000     $34,866
  Secretary and                  1992   $191,000   $104,095         n/a          --       27,500     $43,848
  General Counsel

                                                                                 LONG TERM
                                               ANNUAL COMPENSATION          COMPENSATION AWARDS
                                        ---------------------------------  ---------------------    PAYOUTS
                                                                OTHER      RESTRICTED SECURITIES  ------------
            NAME AND                                            ANNUAL       STOCK    UNDERLYING   ALL OTHER
           PRINCIPAL                     SALARY     BONUS    COMPENSATION  AWARD(S)    OPTIONS    COMPENSATION
          POSITION(S)            YEAR    ($)(1)     ($)(2)      ($)(3)     ($)(4)(5)  (#)(4)(6)      ($)(7)
-------------------------------- ----   --------   --------  ------------  ---------  ----------  ------------
Donato A. DeNovellis............ 1994   $198,714    $58,492         n/a           --    20,000      $18,463
  Executive Vice President,      1993   $ 85,385        -0-     $14,328     $200,625    30,000      $15,155
  Finance and Administration,    1992         --         --          --           --        --           --
  and Chief Financial Officer

Ronald N. Fox................... 1994   $188,871    $33,400     $19,040           --    16,000      $34,996
  Senior Vice President,         1993   $184,000        -0-         n/a           --    60,000      $39,310
  Operations, Frem               1992   $164,800    $79,200         n/a           --    27,500      $50,234
  Corporation (8)

Richard J. Corbin............... 1994   $152,875    $40,000         n/a           --    30,000           --
  Executive Vice President,      1993         --         --          --           --        --           --
  Marketing and Sales (9)        1992         --         --          --           --        --           --

---------------

(1) The amounts shown include the individual's before-tax contributions to the Company's 401(k) retirement plan.

(2) The amounts shown are bonuses paid pursuant to the annual and intermediate portions of the Company's 1994 Incentive Plan.

(3) Unless included in the table, non-cash benefits were less than the lesser of 10% of each such person's respective cash compensation or $50,000. The amounts shown for Mr. Fox and Mr. DeNovellis are comprised of $14,875 and $14,097, respectively, of relocation expenses and $4,165 and $231, respectively, attributed to their personal use of Company-owned automobiles.

(4) Pursuant to the Company's Series A Junior Participating Preferred Stock Purchase Rights Plan, with each share of Common Stock issued, including shares of Common Stock issued in connection with a compensation plan, a right to purchase one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock will be issued. Such rights are not currently exercisable.

(5)  On December 31, 1994, the following number of restricted shares which had the following dollar values based upon the $6.625 closing price on December 30, 1994 of the Company's Common Stock on the New York Stock Exchange as reported by
     The Wall Street Journal (net of the consideration paid), were held in escrow for each individual pursuant to the Company's 1984 Restricted Stock Purchase Plan
     (the "1984 Plan"): Robert Stein, 6,102 shares at a value of $39,816;
     Jeffrey A. Weinstein, 3,544 shares at a value of $23,125; Donato A. DeNovellis,
     20,000 shares at a value of $130,300; and Ronald N. Fox, 2,540 shares at a value of $16,574.

     Under the terms of the 1984 Plan (and the purchase agreement with Donato A. DeNovellis), restrictions on disposition lapse at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined), provided that the purchaser is at each such anniversary date an employee or director of the Company. The terms of purchase for Robert Stein, Jeffrey A. Weinstein and
     Ronald N. Fox include the following additional terms: Restrictions on disposition lapse either (i) upon the tenth anniversary of the closing date (as defined), provided that the purchaser is an employee or director of the Company on such date, or (ii) at an earlier date after the trading price (as defined) of a share of the
     Company's Common Stock reaches or exceeds a specified target price for 20 consecutive days after purchase of the shares, which condition has been met. The terms of purchase which are presently operative for Messrs. Stein, Weinstein and Fox are those of the
     1984 Plan described above.


     Restrictions on disposition lapse as follows under the terms of purchase for Donato A. DeNovellis pursuant to the 1984 Plan: 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date.

     Dividends will be paid on restricted stock purchased pursuant to the 1984 and 1985 Restricted Stock Plans beginning in fiscal 1995; however, the Company did not declare any dividends on its Common Stock in Fiscal 1994.

(6) Options to purchase the number of shares shown were granted pursuant to the Company's 1987 Stock Option Plan.

(7) The amounts shown consist of (i) the sum of the economic benefit to each person for split dollar life insurance coverage plus the current dollar value of the remaining premiums paid in 1994, as follows: Robert Stein, $64,816; Jeffrey A. Weinstein, $16,471; Donato A. DeNovellis, $18,463; Ronald N. Fox, $23,127; and Richard J. Corbin, -0- since no premiums were paid on his behalf in Fiscal 1994; and (ii) the value of shares of ESOP Preferred Stock and Common Stock allocated by the Company to the account of each person for plan year 1994 pursuant to the ESOP, as follows: Robert Stein, $13,670; Jeffrey A. Weinstein, $13,774; Ronald N. Fox, $11,869; and Donato A. DeNovellis and Richard J. Corbin, each -0- as they were not eligible to participate in the ESOP in Fiscal 1994.

(8) Mr. Fox became Senior Vice President, Operations, of Frem Corporation, a wholly-owned subsidiary of the Company, effective February 12, 1995.

(9) Mr. Corbin became Executive Vice President, Marketing and Sales, on October 25, 1994 at a current annual salary of $248,000. Mr. Corbin joined the Company as President of Ekco Housewares, Inc. in May 1994.

OPTION GRANTS TABLE

     The following table sets forth information as to option grants made by the Company during Fiscal 1994 to CEO and each of the four other most highly compensated executive officers pursuant to the Company's 1987 Stock Option Plan:

                                                   % OF TOTAL
                                     NUMBER OF      OPTIONS
                                     SECURITIES    GRANTED TO
                                     UNDERLYING    EMPLOYEES      EXERCISE                  GRANT DATE
                                      OPTIONS      IN FISCAL       PRICE      EXPIRATION     PRESENT
               NAME                   (#)(1)          YEAR        ($/SH)        DATE       VALUE ($)(2)
-----------------------------------  ---------     ----------     -------     --------     ------------
Robert Stein.......................     75,000          19.4%     $7.5625     02-25-04         $319,405
Jeffrey A. Weinstein...............     22,000           5.7%     $7.5625     02-25-04         $ 93,692
Donato A. DeNovellis...............     20,000           5.2%     $7.5625     02-25-04         $ 85,175
Richard J. Corbin..................     30,000           7.8%     $7.0000     05-09-04         $130,349
Ronald N. Fox......................     16,000           4.1%     $7.5625     02-25-04         $ 68,140

---------------

(1) The options were granted pursuant to the Company's 1987 Stock Option Plan and individual option agreements and are subject to adjustment for stock splits or dividends, combinations, recapitalizations or similar transactions. The options for Robert Stein, Jeffrey A. Weinstein, Donato A. DeNovellis and Ronald N. Fox are exercisable at any time and from time to time in accordance with the terms of the individual option agreements between the Company and the optionees. Shares purchased pursuant to the exercise of any such option are subject to repurchase by the Company within three years of the date of grant of the option at the option exercise price upon the termination of the employee's employment with the Company as follows: as to all shares so purchased if such termination occurs prior to the first anniversary of the date of grant of the option; as to up to two-thirds of the shares which may be purchased pursuant to the option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares which may be purchased pursuant to the option if termination occurs prior to the third such anniversary. The shares cease to be subject to the right of the Company to purchase them if termination of employment is due to the death or disability (as defined) of the employee, or if a change of control (as defined) of the Company occurs at any time before the employee's employment is terminated. The option for Mr. Corbin was made pursuant to his employment as an executive of Ekco Housewares, Inc. and provides for exercise in equal installments over a period of five years beginning on the first anniversary of the date of grant by Mr. Corbin so long as he is continuously employed by the Company or an Affiliate from the date of grant through the date of exercise. Mr. Corbin's option will be fully exercisable on and after the fifth anniversary of the date of grant. Mr. Corbin's option becomes fully exercisable upon the occurrence of his death or disability (as defined).

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based upon the following assumptions: interest rate of 7.9% based on the 10-year Strip Treasury yield on actively traded issues adjusted to constant maturities for the week ending December 31, 1994; stock price volatility of .3732, and a future dividend yield of 0.31%. In calculating the Grant Date Present Value with respect to the options for Robert Stein, Jeffrey A. Weinstein, Donato A. DeNovellis and Ronald N. Fox, it was assumed that one-third of each such option had an effective option term of nine years and one month; one-third, an effective option term of eight years and one month; and one-third an effective option term of seven years and one month, based on the effect of the repurchase provisions described in Footnote 1 above. In calculating the Grant Date Present Value with respect to the option for Mr. Corbin, the option term of 10 years was utilized.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     There were no option exercises during Fiscal 1994 by the CEO and each of the four other most highly compensated executive officers. The following table sets forth information as to the number of securities underlying options and value of such securities held by each such person:

                                                                    NUMBER OF
                                                                   SECURITIES                VALUE OF
                                                                   UNDERLYING               UNEXERCISED
                                                                   UNEXERCISED             IN-THE-MONEY
                                                                   OPTIONS AT               OPTIONS AT
                                                                   FY-END (#)               FY-END ($)
                                                                  EXERCISABLE/             EXERCISABLE/
                           NAME                                 UNEXERCISABLE (1)       UNEXERCISABLE (2)
----------------------------------------------------------      -----------------       -----------------
Robert Stein..............................................          665,000(3)             $1,425,813
Jeffrey A. Weinstein......................................          301,500(3)             $  713,750
Donato A. DeNovellis......................................           50,000(3)             $       -0-
Ronald N. Fox.............................................          148,500(3)             $  189,063
Richard J. Corbin.........................................         0/30,000                $      0/0

---------------

(1)  All options are currently exercisable except for the option of Richard J. Corbin, more fully described above in Footnote (1) to the Option Grants Table.


(2) Based upon the $6.625 closing price of the Company's Common Stock on December 30, 1994 as reported by The Wall Street Journal. Each of the options had an exercise price equal to the fair market value of the Company's Common Stock on the dates the options were granted.

(3) Includes the following number of shares of Common Stock subject to repurchase by the Company as of December 31, 1994: Robert Stein, 180,667 shares; Jeffrey A. Weinstein, 71,167 shares; Donato A. DeNovellis, 40,000 shares; and Ronald N. Fox, 65,167 shares.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Information as to the estimated annual benefits payable upon retirement to the CEO and the following three most highly compensated executive officers pursuant to the Company's Supplemental Executive Retirement Plan ("SERP") is as follows: Robert Stein, $132,000; Jeffrey A. Weinstein, $47,151; Donato A. DeNovellis, $41,782; Ronald N. Fox, $49,111; and Richard J. Corbin, $35,027. The SERP is a non-qualified retirement plan which uses a defined benefit formula. The basic formula allows each executive officer an annual retirement benefit equal to his compensation as of the July 1, 1992 effective date of the SERP (or as to Mr. DeNovellis, his July 13, 1993 date of employment by the Company, and as to Mr. Corbin, his May 9, 1994 date of employment by Ekco Housewares, Inc.), multiplied by each year of credited service up to a maximum of 20 years, and further multiplied by the following designated accrual percentage for each participant: Robert Stein, 2%; Jeffrey A. Weinstein, 1.25%; Donato A. DeNovellis, 1.40%; Ronald N. Fox, 1.75%; and Richard J. Corbin, 1.50%. The foregoing percentages were based upon a projected benefit as of July 1, 1992 (or July 13, 1993 or May 9, 1994 for Mr. DeNovellis and Mr. Corbin, respectively), which took into account social security benefits and employer-paid benefits, including the ESOP. For increases in final average 3-year base compensation, substantially similar accrual rates apply. The benefit is accrued over the lesser of 20 years or total years of credited service until age 65. Under the SERP, participants are entitled to payment upon age 65, early retirement, death, disability (as defined), termination with vested benefits or in the event of termination within three years of a change in control (as defined).

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has employment agreements with its CEO, Senior Management and certain other management personnel, and Ekco Housewares, Inc. has an employment agreement with Richard J. Corbin (collectively, "Employment Agreements"). Employment Agreements with Robert Stein, Jeffrey A. Weinstein, Donato A. DeNovellis and Ronald N. Fox were amended and restated effective April 18, 1994 (and April 15, 1994 as to Mr. DeNovellis) and currently provide for base salaries of $380,000, $225,000, $212,000, and $190,000, respectively. Mr.
Corbin's base salary is currently $253,000. Mr. Fox entered into an amended and restated Employment Agreement with the Company and Frem Corporation ("Frem"), a wholly-owned subsidiary of the Company, effective February 12, 1995, which provides for the same terms and conditions as in his April 18, 1994 Employment Agreement, except that Frem has assumed all obligations other than employment benefits, such as health and life insurance, and certain other benefits, such as payment following a change of control of the Company, which have remained with the Company. The Company has guaranteed Frem's performance under Mr. Fox' Employment Agreement.

     The Employment Agreements provide for increases as determined by the Board of Directors based on performance reviews performed at least annually. The terms of the Employment Agreements began on April 18, 1994, with the exception of Mr. Corbin's which began on May 20, 1994 and Mr. Fox' which was amended and restated effective February 12, 1995, and continue until terminated by the executive or the Company. The Employment Agreements provide for salary continuation for 36 months (as to Messrs. Stein and Weinstein), 24 months (as to Messrs. DeNovellis and Fox) and 12 months (as to Mr. Corbin), in the event of the total and permanent disability (as defined) of the executive, and for a lump sum payment of one year's salary in addition to payment received under the Company's group life plan in the event of the executive's death. In addition, in the event of the executive's termination of employment as a result of death or permanent and total disability, the executive shall have free title to all shares of stock of the Company which have been granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to the executive by the Company at any time prior to such termination.

     The Employment Agreements provide that if employment of the executive is terminated by the Company without good cause (as defined) prior to a change of control (as defined) of the Company, the Company is obligated to pay the executive a lump sum (the "Aggregate Amount") equal to (i) the executive's then current salary plus (ii) the maximum payable to him under all specified compensation bonus plans and arrangements for the fiscal year in which the termination occurs, plus (iii) an amount equal to the value of the securities, cash or other property allocated to the executive's account in the ESOP for the fiscal year preceding the fiscal year in which the termination occurs, in addition to any distribution from the ESOP to which the executive may be entitled (which, as to Mr. Stein, is equal to three times the Aggregate Amount, as to Messrs. Weinstein, DeNovellis and Fox, two times, and as to Mr. Corbin, one time), and the executive shall be entitled to the continuation of medical, dental and life insurance coverage until the earlier of either his full time employment by a third party or, as to Mr. Stein, three years, as to Messrs. DeNovellis, Fox and Weinstein, two years, and as to Mr. Corbin, one year, following such termination. In addition, the executive shall have free title to all shares of stock of the Company which have been granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to the executive by the Company at any time prior to such termination.

     Following a change of control (as defined) and upon an event of constructive termination (as defined) or termination of the executive's employment by the Company without good cause, the Employment Agreements of Messrs. Stein, Weinstein, DeNovellis and Fox require that the Company pay each such executive three times the Aggregate Amount as well as the rights to shares of the Company's stock described above.

     If the executive elects to terminate his Employment Agreement after 6 months but within 24 months of the occurrence of a change of control of the Company, unless such change of control was approved by resolution of the Company's Board of Directors with at least two-thirds of the directors serving as of April 1994 voting in favor (or if Mr. Corbin elects to terminate his Employment Agreement within 180 days after a change of control), the Company is obligated to pay the executive three times the Aggregate Amount (or as to Mr. Corbin, one time the Aggregate Amount), and the executive shall be entitled to the continuation of benefit coverage until the earlier of his full time employment or three years (or as to Mr. Corbin, one year). In addition, immediately upon a change of control, whether or not the executive's employment is terminated or a constructive termination occurs at such time or thereafter, the executive shall have free title to all shares of stock of the Company which have been granted, sold or optioned to the executive by the Company at any time prior thereto (subject to his obligation to pay the option exercise price to the extent not theretofore paid), which provision also applies to Richard J. Corbin.

     The Employment Agreements with Messrs. Stein, Weinstein, DeNovellis and Fox provide that in order to assure prompt payment of amounts due upon termination and as necessary to secure the Company's obligations under any stock appreciation rights plan or other equity-linked plan (excluding stock options, restricted stock subject to repurchase rights, or any equity plan, of which there is currently none, which gives the executive ownership of shares), the Company has agreed to keep in place irrevocable letters of credit in amounts equal to at least four times the annual salary of such individuals. The Employment Agreements include a covenant against competition with the Company extending for a period of 36 months as to Mr. Stein, 24 months as to Messrs. Weinstein, DeNovellis and Fox, and 12 months as to Mr. Corbin, after termination for any reason.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE 1818 FUND, L.P. SHARE PURCHASE

     The 1818 Fund, L. P. (the "Fund") entered into a Securities Purchase Agreement dated as of December 22, 1992 between the Fund and the Company pursuant to which the Fund acquired from the Company 881,542 shares of Common Stock and a Note which may be converted into an aggregate of 2,095,238 shares of Common Stock, subject to adjustment, for an aggregate purchase price of approximately $30 million. The Company may, at its election, at any time and from time to time during the period which began on November 30, 1994 and will end on November 30, 1996, provided certain conditions described in the Note are satisfied, redeem all or a portion of the Note. In addition, at any time on and after November 30, 1996, the Company shall have the right, at its election, to redeem the Note in whole, but not in part, for the redemption price as provided in the Note. The Note may be converted, at any time and from time to time, subject to compliance with any applicable government filings requirements, in whole or in part, at the holder's option into a number of shares of Common Stock equal to the principal amount of the Note being converted divided by the Conversion Price, initially set at $10.50, subject to anti-dilution adjustments described in the Note.

     Brown Brothers Harriman & Co. is the general partner of the Fund, and Mr. Long, a general partner in the firm of Brown Brothers Harriman & Co. and a director of the Company, shares voting and investment power with another such partner, through the general partner, with respect to the shares of Common Stock and the Note which were purchased by the Fund and the shares of Common Stock into which the Note is convertible.

     As a result of the private placement, as of March 27, 1995, the Fund beneficially owned 14.7% of the Company's outstanding shares of Common Stock. In connection with the transaction, the Fund, Brown Brothers Harriman & Co. and the general partners of Brown Brothers Harriman & Co. agreed to certain standstill provisions limiting their ability to purchase additional securities of the Company.

ESOP LOANS

     On February 23, 1989, the Company's Board of Directors adopted the ESOP. Simultaneously with the adoption of the ESOP, the Board of Directors authorized
1.8 million shares of ESOP Preferred Stock. On February 28, 1989, the Company sold 1.8 million shares of ESOP Preferred Stock at a price of $3.61 per share to the ESOP trust in exchange for an approximately $6.5 million 25-year non-recourse note bearing interest at 11% per annum (the "ESOP Note").

     On May 24, 1989, the trustee of the ESOP (who is an executive officer of the Company) entered into a loan agreement with a bank pursuant to which the ESOP borrowed $6,426,000 (the "ESOP Bank Loan") and the Company agreed to guarantee the ESOP Bank Loan and to purchase the note from the bank on four business days notice. The proceeds of the ESOP Bank Loan were used to repay the ESOP Note to the Company. The Company is required to maintain investments (as defined) held or pledged as collateral with the bank in an amount equal to the outstanding ESOP Bank Loan balance. The ESOP Bank Loan bears interest at either 78% of the bank's commercial base rate or at negotiated rates, and matures in May 2009.

     On October 1, 1990, the Board of Directors of the Company authorized the Company to lend funds to the trustee to make purchases of 1,000,000 shares of Common Stock on the open market or from the Company as he deemed appropriate, and as of April 18, 1994, the trustee of the ESOP had acquired 1,000,000 shares of Common Stock for the ESOP. The Company and the trustee of the ESOP entered into a twenty-year term loan effective October 1, 1990 pursuant to which the Company has loaned approximately $3.3 million to the ESOP at an interest rate of 10% per annum. Through January 1, 1995, 212,418 of such shares have been allocated to employee accounts.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the annual meeting in 1996, a stockholder proposal must be received by the Company no later than December 2, 1995 and must otherwise comply with the requirements of Rule 14a-8. Requests should be delivered in writing to Jeffrey A. Weinstein, Executive Vice President, Secretary and General Counsel, Ekco Group, Inc., 98 Spit Brook Road, Nashua, New Hampshire 03062.

     The Board of Directors does not know of any other business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. If any other business calling for a vote of the stockholders is properly presented at the Annual Meeting, the persons holding the proxies will vote your shares in accordance with their best judgment on such matters.

     In order that your shares may be represented if you do not plan to attend the Annual Meeting, and in order to assure the required quorum, please fill out, sign, date and return your proxy promptly.

                                          By Order of the Board of Directors

                                          JEFFREY A. WEINSTEIN
                                          Secretary

Dated: March 31, 1995

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 1995 (OTHER THAN THE EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE TO BENEFICIAL HOLDERS OF THE COMPANY'S COMMON STOCK AND ESOP PREFERRED STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO NEIL R. GORDON, TREASURER, EKCO GROUP, INC., 98 SPIT BROOK ROAD, NASHUA, NEW HAMPSHIRE 03062.

                                                                       APPENDIX



PROXY                            PROXY                                    PROXY
-----                            -----                                    -----

                             EKCO GROUP, INC.
                            98 Spit Brook Road
                        Nashua, New Hampshire 03062

           PROXY FOR MAY 25, 1995 ANNUAL STOCKHOLDERS' MEETING


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


        The undersigned stockholder of Ekco Group, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, and does hereby appoint Robert Stein and Jeffrey A. Weinstein, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders to be held May 25, 1995 at The Westin Hotel, Copley Place Boston, 10 Huntington Avenue, Boston, Massachusetts, at 9:30 a.m., local time, and all adjournments thereof, and to vote the shares of capital stock of Ekco Group, Inc. held in the name of the undersigned on the record date for said meeting for the election of directors. Said attorneys-in-fact shall vote in accordance with their best judgment as to any other matter which may properly come before the meeting or any adjournments thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE RESERVE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF EACH OF MANAGEMENT'S NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

        PLEASE MARK YOUR PROXY, DATE AND SIGN IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

________ Please mark your
    X    votes as in this
________ example.

(1) ELECTION            FOR all nominees                WITHHOLD                NOMINEES: T. Michael Long
    OF                  listed to the right             AUTHORITY to vote                 Stuart B. Ross
    DIRECTORS           (except as marked               for all nominees                  Malcolm L. Sherman
                        to the contrary below).         listed to the right.              Bill W. Sorenson
                           ________                         ________                      Herbert M. Stein
                           ________                         ________                      Robert Stein
                                                                                          Jeffrey A. Weinstein

INSTRUCTION:   To withhold authority to vote for any
               individual nominee(s), write the
               the nominee(s) names below.

------------------------------------------------------------------------------

(2) OTHER      The Proxies shall vote in their discretion upon such other
    MATTERS:   business as may properly come before the meeting or any
               adjournment thereof.






                                      Signature____________________  Date_____

                                      Signature_____________________ Date_____
                                                    IF HELD JOINTLY

                                      NOTE: PLEASE SIGN EXACTLY AS YOUR NAME(S)
                                      APPEAR HEREON. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Joint owners should each sign this Proxy if the account is registered in the name of a corporation, partnership or other entity, a duly authorized individual must sign on its behalf and give their title. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.